Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Ocugen, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	Rule 457(c)	56,486,430(2)	$0.76(4)	$42,929,686.80	$0.0001531	$6,572.54	—	—	—	—

Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	Rule 457(c)	1,056,338 (3)	$0.76(4)	$802,816.88	$0.0001531	$122.92	—	—	—	—

	Total Offering Amounts					$43,732,503.68		$6,695.46

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$6,695.46

(1)	This registration statement shall also cover any additional securities of the registrant that may become issuable by reason of any stock split, stock dividend or similar transaction or anti-dilution adjustments in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Represents shares of Common Stock issuable upon conversion of $6,000,000 of the outstanding principal amount under the note or notes issued in accordance with the terms of the Loan and Security Agreement, including the initial Supplement referenced therein (collectively, the “Loan and Security Agreement”), by and among the Registrant, Avenue Capital Management II, L.P., as administrative agent and collateral agent, Avenue Venture Opportunities Fund, L.P., as a lender (“Avenue 1”), and Avenue Venture Opportunities Fund II, L.P., as a lender (“Avenue 2”, and together with Avenue 1, the “Lenders”). The number of shares of Common Stock registered by the Registrant is calculated by dividing $6,000,000 by 80% of the closing price of the Registrant’s common stock on January 27, 2025, or $0.73, in accordance with the terms of the Loan and Security Agreement.

(3)	Represents the shares of Common Stock issued to the Lenders in a private placement in connection with the Loan and Security Agreement.
(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act on the basis of the average of the high and the low price of Registrant’s Common Stock as reported on the Nasdaq Capital Market on January 27, 2025.